Exhibit 99.1

Contact: Michael R. Sand
         President & CEO
         Dean J. Brydon, CFO
         (360) 533-4747
         www.timberlandbank.com


            Timberland Bancorp Announces Fiscal First Quarter Results

HOQUIAM, WA--January 26, 2009 -- Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland"), the holding company for Timberland Bank ("Bank"), today reported that after a $1.32 million provision for loan losses and a $1.17 million impairment charge ($772,000 net of income tax, or $0.12 per diluted share) on investment securities it earned $361,000, or $0.05 per diluted share in its fiscal first quarter ended December 31, 2008, compared to $1.62 million, or $0.24 per diluted share for the fiscal first quarter of 2008.

Fiscal First Quarter 2009 Highlights: (quarter ended December 31, 2008 compared to the quarter ended December 31, 2007)

    * The Company participated in the Treasury's Capital Purchase Program resulting in an increase in the total risk based capital ratio to 16.73%.
    *  Net interest margin remained strong at 4.19%
    * Non-interest income (excluding the write down for securities) increased 39%
    *  The loan portfolio increased 4% to $558 million from $537 million
    *  Total assets increased 4% to $672 million from $647 million
    * The one-to-four family speculative construction portfolio which represents only 4.5% of the total loan portfolio decreased by 12% from the prior quarter (September 30, 2008) and 34% from the prior year
      (December 31, 2007).

"We continue to maintain a strong net interest margin and have significantly increased core non-interest income, which has contributed to continued profitability in spite of increased credit costs and the impairment charge taken during the quarter," said Michael Sand, President and CEO.

Capital Ratios and Asset Quality

Timberland remains very well capitalized with total risk-based capital of 16.73%. "By participating in the Treasury's Capital Purchase Program we augmented our already substantial capital position to support our lending initiatives and to support the growth of the Company when conditions and opportunities permit," stated Sand. "We have significantly increased our origination of residential mortgage loans since the Capital Purchase Program transaction was completed and have committed to sell to the Federal Home Loan Mortgage Corporation $14.8 million and $23.6 million of new mortgage loan production in January and February, respectively. The current interest rate environment presents a significant opportunity for us to help homeowners lower their monthly mortgage payments and generate additional non-interest income for Timberland Bank."

The non-performing assets ("NPAs") to total assets ratio was 2.20% at December 31, 2008 compared to 1.83% at September 30, 2008. During the quarter ended December 31, 2008 net charge-offs were $1.20 million compared to $526,000 during the quarter ended September 30, 2008. The allowance for loan losses totaled $8.2 million at December 31, 2008, or 1.44% of total loans and 60% of non-performing loans. The allowance for loan losses was $8.1 million, or 1.42% of loans receivable at September 30, 2008, and $6.0 million, or 1.11% of loans receivable at December 31, 2007.

Non-performing loans ("NPLs") increased to $13.52 million at December 31, 2008, and were comprised of 44 loans and 27 credit relationships. Included in NPLs are 15 single family speculative loans totaling $4.40 million (of which the largest has a balance of $395,000), a $2.60 million land development loan in Eastern Washington, a $1.36 million participation interest in a land development loan located in Clark County, Washington, 16 individual lot loans totaling $1.93 million, three commercial real estate loans totaling $1.18 million, a $1.39 million multi-family loan, three single family home loans totaling $328,000 and three home equity consumer loans totaling $317,000 and a $31,000 consumer loan.

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Timberland Q1 Earnings
January 26, 2009
Page 2

Charge-offs for the quarter were associated with six relationships which primarily involved construction loans. In recognition of a real estate market that reflected lower valuations during the past quarter net charge-offs included the following:

  * $464,000 to reduce exposure to the speculative construction inventory and land holdings of three contractors
  * $475,000 on one land development loan
  * $250,000 on one of the few unsecured loans in the portfolio
  * $6,000 on one auto loan

Of the 19 loans added as non-performing loans during the quarter ended December 31, 2008, 15 had outstanding balances of $200,000 or less. Nine of the 15 had balances less than $75,000. No single family construction loans were added as non-performing loans during the quarter. Timberland's record of recovery on non-performing loans has resulted in a low historical charge-off ratio. Since quarter end one non-performing single family loan with a balance of $72,000 was paid in full, and an offer was accepted, which if closed would result in the full recovery of principal and interest on a $714,000 non-performing commercial real estate loan. In addition an offer was accepted on a $191,000 non-performing spec home, that if closed would result in the full recovery of principal balance and a portion of the interest owed. "We continue to see activity in the market due to historically low interest rates and moderating housing prices," Sand noted.

Other real estate owned ("OREO") and other repossessed assets increased to $1.27 million at December 31, 2008 and consisted of three single family residences in Pierce County totaling $1.13 million, one single family residence in Kitsap County with a $102,000 balance, one land loan in Grays Harbor County at $28,000 and one vehicle at $5,000.

Balance Sheet Management

Total assets decreased 2% during the quarter to $671.6 million at December 31, 2008 from $681.9 million at September 30, 2008. The decrease in assets during the current quarter was primarily a result of a $9.0 million decrease in cash equivalents and a $2.9 million decrease in investment securities.

LOAN PORTFOLIO
($ in thousands)      Dec. 31, 2008     Sept. 30, 2008      Dec. 31, 2007
                     Amount  Percent    Amount  Percent    Amount  Percent
                    -------- -------   -------- -------   -------- -------
Mortgage Loans:
  One-to-four
   family (1)       $114,169      19%  $112,299      18%  $102,133      17%
  Multi-family        26,449       4     25,927       4     38,828       6
  Commercial         151,630      25    146,223      24    124,634      20
  Construction and
   land development  172,828      29    186,344      31    205,943      34
  Land                63,241      10     60,701      10     58,402      10
                    -------- -------   -------- -------   -------- -------
     Total mortgage
      loans          528,317      87    531,494      87    529,940      87
Consumer Loans:
  Home equity and
   second mortgage    49,895       8     48,690       8     47,071       8
  Other                9,838       2     10,635       2     10,627       2
                    -------- -------   -------- -------   -------- -------
     Total consumer
      loans         59,733      10     59,325      10     57,698      10
Commercial business
 loans                18,700       3     21,018       3     18,642       3
                    -------- -------   -------- -------   -------- -------
Total loans         $606,750     100%  $611,837     100%  $606,280     100%
Less:
  Undisbursed
   portion of
   construction
   loans in process  (38,350)           (43,353)           (60,708)
  Unearned income     (2,678)            (2,747)            (2,928)
  Allowance for
   loan losses        (8,166)            (8,050)            (5,997)
                    --------           --------           --------
Total loans
 receivable, net    $557,556           $557,687           $536,647
                    ========           ========           ========
____________________
(1) Includes loans held for sale

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Timberland Q1 Earnings
January 26, 2009
Page 3

CONSTRUCTION LOAN COMPOSITION
($ in thousands)
                    Dec. 31, 2008        Sept. 30, 2008       Dec. 31, 2007
                            Percent              Percent              Percent
                            of Loan              of Loan              of Loan
                  Amount   Portfolio    Amount  Portfolio    Amount  Portfolio
                 --------  ---------  --------  ---------  --------  ---------
Custom and
 owner /
 builder         $ 43,832         7%  $ 47,168         8%  $ 50,586         8%
Speculative        27,117         5     30,895         5     41,251         7
Commercial
 real estate       43,043         7     39,620         6     45,173         8
Multi-family
 (including
 condominium)      32,117         5     40,509         7     43,836         7
Land
 development       26,719         4     28,152         5     25,097         4
                 --------             --------             --------
  Total
   construction
   loans         $172,828             $186,344             $205,943

Net loans receivable increased 4% year-over-year to $557.6 million at December 31, 2008, from $536.6 million one year ago. The net loan portfolio remained consistent with the prior quarter as increases in commercial real estate loans, land loans, and one-to-four family loans were offset by decreases in construction and land development loans. During the current quarter the one-to-four family speculative construction portfolio decreased by 12% and the land development portfolio decreased by 5%.

Loan originations decreased to $43.9 million for the quarter ended December 31, 2008 from $50.0 million for the quarter ended September 30, 2008 and from $65.5 million for the quarter ended December 31, 2007. The Bank continues to sell fixed rate one-to four-family mortgage loans into the secondary market for asset-liability management purposes. During the quarter ended December 31, 2008, fixed rate one-to four-family mortgage loan sales totaled $10.5 million. "The origination of single family mortgage loans has increased significantly with current delivery commitments to the Federal Home Loan Mortgage Corporation of $14.8 million and $23.6 million in January and February 2009, respectively. We anticipate a significant increase in loan sales for the quarter ending March 31, 2009, as compared to recent prior quarters, reflecting lower mortgage rates and brisk demand for refinancing from consumers," said Sand.

Timberland's investment securities decreased by $2.9 million during the quarter to $28.4 million at December 31, 2008 from $31.3 million at September 30, 2008, primarily as a result of a $1.2 million other than temporary impairment ("OTTI") charge recorded on 18 private label mortgage-backed securities and regular amortization and prepayments on mortgage-backed securities. The securities on which impairments are being recognized were acquired with the in-kind redemption of the investment in the AMF family of mutual funds in June 2008.


DEPOSIT BREAKDOWN
($ in thousands)
                      Dec. 31, 2008     Sept. 30, 2008      Dec. 31, 2007
                     Amount  Percent    Amount  Percent    Amount  Percent
                    -------- -------   -------- -------   -------- -------
Non-interest
 bearing            $ 51,775      11%  $ 51,955      11%  $ 50,590      11%
N.O.W. checking       89,151      19     90,468      18     83,594      18
Savings               55,082      12     56,391      11     54,738      12
Money market          61,210      13     70,379      14     47,102      10
Certificates of
 deposit under $100  129,867      27    130,313      26    133,676      29
Certificates of
 deposit $100 and
 over                 64,281      13     73,107      15     68,527      15
Certificates of
 deposit - brokered   25,975       5     25,959       5     23,020       5
                    -------- -------   -------- -------   -------- -------
  Total deposits    $477,341     100%  $498,572     100%  $461,247     100%
                    ======== =======   ======== =======   ======== =======

Total deposits decreased $21.2 million to $477.3 million at December 31, 2008, from $498.6 million at September 30, 2008 primarily as a result of a $9.2 million decrease in money market accounts, an $8.8 million decrease in jumbo certificate of deposit accounts, a $1.3 million decrease in N.O.W. checking accounts and a $1.3 million decrease in savings accounts. The decrease in money market accounts was primarily due to a large short-term deposit made by a commercial customer in the prior quarter that was withdrawn for business purposes during the current quarter. "The decrease in jumbo certificates of deposit was primarily due to our decision to reduce our exposure to county government jumbo CD's in anticipation of receiving proceeds from the sale of preferred stock to the Treasury under the terms of its Capital Purchase Plan," stated Dean Brydon, Timberland's CFO. "The cost of holding these public deposits increased significantly as the Federal Reserve decreased the yield on short-term investments dramatically. Reducing these deposits eliminated the negative interest carry associated with retaining them on the balance sheet."

Timberland Q1 Earnings
January 26, 2009
Page 4


Total shareholders' equity increased $16.1 million to $90.9 million at December 31, 2008, from $74.8 million at September 30, 2008. The increase in shareholders' equity was primarily due to the sale of $16.6 million in senior preferred stock to the U.S. Treasury Department as part of the Treasury's Capital Purchase Program. The transaction which closed on December 23, 2008, is part of the Treasury's program to encourage qualified financial institutions to build capital to increase the flow of financing to businesses and consumers and to support the U.S. economy.

Operating Results

Fiscal first quarter revenue (net interest income before provision for loan losses plus non-interest income), decreased 12% to $7.4 million compared with $8.4 million in the like quarter one year ago. The decrease was primarily the result of a $1.2 million OTTI write-down on mortgaged-backed securities and a $455,000 decrease in net interest income. These decreases were partially offset by an increase in service charges on deposit accounts and an increase in loan sale income.

Net interest income before the provision for loan losses decreased 6% to $6.5 million for the quarter ended December 31, 2008, from $6.9 million for the like quarter one year ago with interest and dividend income decreasing 13% and interest expense decreasing 22%. The decrease in net interest income was primarily due to an increase in non-accrual interest and margin compression due to the Federal Reserve forcing interest rates lower. In spite of the challenging interest rate environment, Timberland's net interest margin remained strong at 4.19% for the current quarter, a decrease of 17 basis points from 4.36% for the quarter ended September 30, 2008 and a decrease of 40 basis points from 4.59% for the quarter ended December 31, 2007.

In the first fiscal quarter Timberland made a provision of $1.32 million to its allowance for loan losses, compared to $1.50 million in the quarter immediately prior and $1.20 million in the like quarter in the prior fiscal year. Net charge-offs for the quarter ended December 31, 2008 totaled $1.20 million compared to $526,000 in the quarter ended September 30, 2008, and no charge-offs in the quarter ended December 31, 2007.

Non-interest income (excluding the $1.2 million OTTI write down on securities) increased 39% to $2.1 million for the first fiscal quarter from $1.5 million for the like quarter one year ago. The increase was primarily due to a $454,000 increase in service charges on deposit accounts and a $104,000 increase in loan sale income. The increase in service charge income was primarily a result of implementing an automated overdraft decisioning program in May 2008. The increase in income from loan sales was primarily due to the increased volume of fixed rate one-to-four family loans sold into the secondary market.

Timberland's total operating (non-interest) expenses increased by $686,000 to $5.54 million for the first fiscal quarter from $4.85 million from the like quarter one year ago. The increase was primarily due to a $219,000 increase in deposit related expenses, a $199,000 increase in premises and equipment expenses, a $153,000 increase in salaries and employee benefits, and a $62,000 increase in OREO related expenses. The increased deposit related expenses were primarily a result of expenses associated with several new deposit related programs implemented during the year and an increase in FDIC insurance expense. The increase reflected in premises and equipment expense was primarily a result of an insurance settlement received in December 2007 that reduced the Bank's premises and equipment expense by $172,000 for the quarter ended December 31, 2007. The increased salary and benefit expense was primarily the result of annual salary adjustments (effective October 1, 2008) and increased employee insurance expenses. Timberland's efficiency ratio (excluding the OTTI charge) was 64.84% for the quarter ended December 31, 2008, compared to 57.64% for the quarter ended December 31, 2007.

About Timberland Bancorp, Inc.
Timberland Bancorp operates 21 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

Timberland Q1 Earnings
January 26, 2009
Page 5

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
  CONSOLIDATED INCOME STATEMENT
  ($ in thousands, except per                   Three Months Ended
   share amounts)                        Dec. 31,    Sept. 30,    Dec. 31,
  (unaudited)                             2008         2008         2007
                                        ----------  ----------  ----------
  Interest and dividend income
  Loans receivable                      $    9,570   $   9,977  $   10,764
  Investments and mortgage-backed
   securities                                  412         439         249
  Dividends from mutual funds and
   Federal Home Loan Bank ("FHLB")
   stock                                        10          33         423
  Federal funds sold                            24         104          31
  Interest bearing deposits in banks             9          14          10
                                        ----------  ----------  ----------
    Total interest and dividend income      10,025      10,567      11,477

  Interest expense
  Deposits                                   2,496       2,609       3,334
  FHLB advances                              1,065       1,121       1,216
  Other borrowings                              --           2           8
                                        ----------  ----------  ----------
    Total interest expense                   3,561       3,732       4,558
                                        ----------  ----------  ----------
    Net interest income                      6,464       6,835       6,919
  Provision for loan losses                  1,315       1,500       1,200
                                        ----------  ----------  ----------
    Net interest income after provision
     for loan losses                         5,149       5,335       5,719

  Non-interest income
  Service charges on deposits                1,150       1,201         696
  Gain on sale of loans, net                   164          68          92
  Other than temporary impairment on
   securities                               (1,170)         --          --
  Bank owned life insurance ("BOLI")
   net earnings                                121         126         120
  Servicing income on loans sold               150         138         118
  ATM transaction fees                         288         321         299
  Other                                        203         165         172
                                        ----------  ----------  ----------
    Total non-interest income                  906       2,019       1,497

  Non-interest expense
  Salaries and employee benefits             3,073       2,852       2,920
  Premises and equipment                       663         674         464
  Advertising                                  191         218         182
  Loss (gain) from other real estate
   operations                                   62          (4)         --
  ATM expenses                                 125         150         148
  Postage and courier                          119         138         118
  Amortization of core deposit intangible       54          62          62
  State and local taxes                        143         175         151
  Professional fees                            135         211         147
  Other                                        972         921         659
                                        ----------  ----------  ----------
    Total non-interest expense               5,537       5,397       4,851
  Income before federal income taxes           518       1,957       2,365
  Federal and state income taxes               157         607         750
                                        ----------  ----------  ----------
    Net income                          $      361  $    1,350  $    1,615
                                        ==========  ==========  ==========
  Earnings (loss) per common share:
    Basic                               $     0.05  $     0.21  $     0.25
    Diluted                             $     0.05  $     0.21  $     0.24
  Weighted average shares outstanding:
    Basic                                6,570,776   6,497,757   6,515,428
    Diluted                              6,575,933   6,520,971   6,674,773

Timberland Q1 Earnings
January 26, 2009
Page 6

  TIMBERLAND BANCORP, INC.
  CONSOLIDATED BALANCE SHEET
  ($ in thousands, except per share
    amounts) (unaudited)                 Dec. 31,    Sept. 30,   Dec. 31,
                                           2008        2008        2007
                                        ----------  ----------  ----------
Assets
Cash equivalents:
    Cash and due from financial
     institutions                       $   12,049  $   14,013  $   15,301
    Interest-bearing deposits in
     other banks                            12,138       3,431         502
    Federal funds sold                       9,725      25,430       1,015
                                        ----------  ----------  ----------
                                            33,912      42,874      16,818

  Investments and mortgage-backed
   securities:
    Held to maturity                        12,891      14,233          67
    Available for sale                      15,492      17,098      45,037
  FHLB stock                                 5,705       5,705       5,705
                                        ----------  ----------  ----------
                                            34,088      37,036      50,809

  Loans receivable                         563,312     563,964     542,644
  Loans held for sale                        2,410       1,773          --
  Less: Allowance for loan losses           (8,166)     (8,050)     (5,997)
                                        ----------  ----------  ----------
  Net loans receivable                     557,556     557,687     536,647

  Accrued interest receivable                3,087       2,870       3,407
  Premises and equipment                    17,369      16,884      16,512
  Other real estate owned ("OREO") and
   other repossessed items                   1,266         511          --
  BOLI                                      13,023      12,902      12,535
  Goodwill                                   5,650       5,650       5,650
  Core deposit intangible                      917         972       1,158
  Mortgage servicing rights                  1,336       1,306       1,071
  Other assets                               3,388       3,191       1,987
                                        ----------  ----------  ----------
  Total Assets                          $  671,592  $  681,883  $  646,594
                                        ==========  ==========  ==========

  Liabilities and Shareholders' Equity
  Non-interest-bearing deposits         $   51,775  $   51,955  $   50,590
  Interest-bearing deposits                425,566     446,617     410,657
                                        ----------  ----------  ----------
    Total deposits                         477,341     498,572     461,247

  FHLB advances                             99,609     104,628     106,380
  Other borrowings: repurchase
   agreements                                  714         758         611
  Other liabilities and accrued expenses     2,985       3,084       3,367
                                        ----------  ----------  ----------
  Total Liabilities                        580,649     607,042     571,605
                                        ----------  ----------  ----------

  Shareholders' Equity
  Preferred stock - $.01 par value;
   1,000,000 shares authorized;                 --          --          --
    Dec. 31, 2008 - 16,641 shares issued
     and outstanding
  Common stock - $.01 par value; 50,000,000
   shares authorized;                           70          70          69
    Dec. 31, 2008 - 7,028,015 shares issued
     and outstanding
    Sept. 30, 2008 - 6,967,579 shares issued
     and outstanding
    Dec. 31, 2007 - 6,917,675 shares issued
     and outstanding
  Additional paid in capital                24,332       8,602       9,314
  Unearned shares- Employee Stock
   Ownership Plan                           (2,710)     (2,776)     (2,974)
  Stock warrants                             1,158          --          --
  Retained earnings                         69,000      69,406      69,300
  Accumulated other comprehensive loss        (907)       (461)       (720)
                                        ----------  ----------  ----------
  Total Shareholders' Equity                90,943      74,841      74,989
                                        ----------  ----------  ----------
  Total Liabilities and Shareholders'
   Equity                               $  671,592  $  681,883  $  646,594
                                        ==========  ==========  ==========


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Timberland Q1 Earnings
January 26, 2009
Page 7

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)


                                               Three Months Ended
                                       ----------------------------------
                                       Dec. 31,     Sept. 30,    Dec. 31,
                                         2008         2008         2007
                                       --------     --------     --------
PERFORMANCE RATIOS:
Return on average assets (a)               0.22%        0.80%        0.99%
Return on average equity (a)               1.88%        7.22%        8.61%
Net interest margin (a)                    4.19%        4.36%        4.59%
Efficiency ratio (b)                      64.84%       60.96%       57.64%



                                       Dec. 31,     Sept. 30,    Dec. 31,
                                         2008         2008         2007
                                       --------     --------     --------
ASSET QUALITY RATIOS:
Non-performing loans                   $ 13,520     $ 11,990     $  3,908
OREO and other repossessed assets         1,266          511           --
                                       --------     --------     --------
Total non-performing assets            $ 14,786     $ 12,501     $  3,908

Non-performing assets to total
 assets (c)                                2.20%        1.83%        0.60%
Allowance for loan losses to
 non-performing loans                        60%          67%         153%
Troubled debt restructured loans       $     --     $    272     $  2,462

CAPITAL RATIOS:
Tier 1 leverage capital                   13.07%       10.28%       10.53%
Tier 1 risk based capital                 15.47%       12.37%       12.39%
Total risk based capital                  16.73%       13.62%       13.49%

BOOK VALUES:
Book value per common share (d)        $  10.58     $  10.74     $  10.84
Book value per common share (e)        $  11.16     $  11.34     $  11.50
Tangible book value per common
 share (d) (f)                         $   9.65     $   9.79     $   9.86
Tangible book value per common
 share (e) (f)                         $  10.17     $  10.34     $  10.46


(a)  Annualized
(b) Calculation excludes the OTTI charge incurred the quarter ended December 31, 2008. The efficiency ratio including the OTTI charge was 75.13% for the quarter ended December 31, 2008.
(c) Non-performing assets include non-accrual loans, other real estate owned and other repossessed assets
(d)  Calculation includes ESOP shares not committed to be released
(e)  Calculation excludes ESOP shares not committed to be released
(f) Calculation subtracts goodwill and core deposit intangible from the equity component

AVERAGE BALANCE SHEET:                          Three Months Ended
                                       ----------------------------------
                                       Dec. 31,     Sept. 30,    Dec. 31,
                                         2008         2008         2007
                                       --------     --------     --------
Average total loans                    $564,782     $564,145     $538,284
Average total interest earning assets   617,284      626,574      602,628
Average total assets                    663,339      674,354      650,893
Average total interest bearing deposits 430,259 438,496 411,766 Average FHLB advances and other
 borrowings                             100,436      106,074      106,937
Average shareholders' equity             76,702       74,803       75,002

Timberland Q1 Earnings
January 26, 2009
Page 8


Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.